Exhibit 10.1
January 24, 2014

NAME
Rayonier Inc
1301 Riverplace Blvd.
Jacksonville, FL 32207

Transaction Bonus Agreement
Dear NAME:
As you are aware, it was announced that Rayonier Inc. ("Rayonier") believes that it is in its shareholders’ best interest to separate Rayonier into two publicly traded companies (the "Spinoff Transaction") - one focused on Timber and Real Estate and a new corporation focused on Performance Fibers and other performance materials ("PFCo"). You are an important member of our team and your continued commitment to facilitate the Spinoff Transaction and remain employed with us through at least six months following the date of the closing of the Spinoff Transaction is crucial to our continued success. The period from today through the date that is six months after the closing of the Spinoff Transaction or through December 31, 2014 if the Spinoff Transaction is abandoned, is referred to in this agreement as the "Eligibility Period".
To acknowledge the value of your commitment to this joint effort in successfully completing the Spinoff Transaction and helping to transition Rayonier to two publicly traded companies, this letter agreement describes a “transaction bonus” to which you will become entitled upon the satisfaction of certain conditions and compliance with the other terms of this agreement. After you have reviewed this agreement, please execute a copy where indicated after my signature below and return it to me to acknowledge your understanding and agreement with its terms.

A.	Transaction Bonus
Contingent upon your satisfaction of the Eligibility Conditions described below, you will become entitled to a bonus equal to $____________ (your "Transaction Bonus") at the conclusion of the Eligibility Period in accordance with the terms of this letter agreement.

B.	Eligibility Conditions
The "Eligibility Conditions" (all of which must be satisfied) are as follows:
(i) Performance Conditions. You have continued to work diligently and in good faith for, and in the interests of your employer (whether it be Rayonier and/or PFCo), and its shareholders and affiliates through the end of the Eligibility Period or, if earlier, the date of your Qualifying Termination (defined below), as determined in the sole discretion of the Compensation and Management Development Committee of the Rayonier Board of Directors. It is understood that your duties during the Eligibility Period may include additional or different responsibilities to those performed today, as you assist in the transition of each company to independent operation.
(ii) Employment Condition. You are continuously employed by Rayonier and/or PFCo from the date of this agreement through the end of the Eligibility Period; provided, however, that if your employment with Rayonier or PFCo (as applicable) is terminated without Cause (as defined in Rayonier’s Severance Plan, prior to the end of the Eligibility Period (a "Qualifying Termination"), you will be deemed to have satisfied the employment condition.
(iii) Confidentiality Condition. You have kept the terms of this agreement in strict confidence, it being acknowledged that this letter agreement constitutes confidential information of Rayonier and is subject to the terms of agreements you have previously executed and delivered with respect to your obligations to maintain the confidentiality of Rayonier’s confidential information (without regard to the fact that Rayonier and/or PFCo may have a legal obligation to disclose the terms of this agreement).
Notwithstanding the foregoing, in the event that while you are employed by Rayonier or PFCo a “change in control” (as defined in your employer’s Incentive Stock Plan) occurs with respect to your employer prior to the end of the Eligibility Period, the Eligibility Conditions will be deemed satisfied as of the date of the Change in Control of your employer.

C.	Payment of Your Transaction Bonus.
Upon confirmation that you have satisfied the Eligibility Conditions, your Transaction Bonus will be paid to you in a lump sum, less required deductions and withholding, within ten (10) days following the end of the Eligibility Period; provided that, if you satisfy the employment condition because you experience a Qualifying Termination, payment will be made within ten (10) days following your execution and non-revocation of a release of claims against Rayonier, PFCo and their respective affiliates within the applicable time periods set forth in the release.

D.	Covenants
By your signature below, you acknowledge and agree that the agreements you have made in this agreement are reasonable and that, without limiting the rights or remedies of Rayonier, PFCo or their respective affiliates under any other agreement or arrangement, if you violate the terms of this agreement at any time, you will forfeit the right to your Transaction Bonus and, if the Transaction Bonus has been paid, you hereby agree that you will forthwith repay the full amount thereof to Rayonier or PFCo or the applicable affiliate that paid the Transaction Bonus to you, and you consent to Rayonier, PFCo or such affiliate, to the extent permitted by law, deducting the amount of your Transaction Bonus previously paid from any amounts Rayonier, PFCo or such affiliate owes to you.

E.	Coordination with Other Plans and Arrangements
Your entitlement to receive a Transaction Bonus does not affect your right to receive severance upon any termination of employment under any existing severance plan or policy of Rayonier or a Rayonier affiliate, or any other benefit to which you may be legally entitled under any existing plan of Rayonier or a Rayonier affiliate, except as specifically provided herein. The Transaction Bonus shall not count toward or be considered in determining payments or benefits due under any other plan, program or agreement in which you are eligible or to which you are a party. Notwithstanding the foregoing, you acknowledge that if you become entitled to benefits under the Rayonier Executive Severance Pay Plan, dated December, 2007 or any substantially identical plan adopted by Rayonier or PFCo (each a "Senior Executive Severance Plan") as a result of a Change in Control (as defined in such Senior Executive Severance Plan) occurring during the Eligibility Period or the six-month period immediately following the Eligibility Period, the benefits under the Senior Executive Severance Plan will be reduced by the amount of any Transaction Bonus to which you become entitled.
Your Transaction Bonus is intended to constitute a payment pursuant to the “short-term deferral” exception under Code Section 409A, and this agreement will be interpreted consistent with that intent and operate in accordance with the requirements of Code Section 409A, including any applicable exceptions. Notwithstanding anything in this agreement to the contrary, in no event will your Transaction Bonus be paid later than two and one-half months after the last day of the fiscal year in which you become entitled to it.

F.	Miscellaneous.
Nothing in this agreement shall be construed as changing your status as an employee-at-will of your employer and its affiliates during the Eligibility Period or at any other time.
The terms and provisions of this agreement shall be binding on and inure to your benefit, your heirs, executors, administrators, and other legal representatives and shall be binding on and inure to the benefit of your employer (whether Rayonier or PFCo) and its affiliates, successors and assigns. Rayonier shall have the right to assign this letter in connection with the Spinoff Transaction and, following the Spinoff Transaction, the entity to which this letter is assigned shall be the sole obligor under this agreement.
This agreement constitutes the entire agreement between the parties with respect to the Transaction Bonus and no other agreement, oral or otherwise, shall be binding upon the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties with respect to this matter other than those that are expressly contained in this agreement.
If any provision of this agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, in whole or in part, the remaining provisions of this agreement, or their remaining portions, will nevertheless continue with full force and effect, and you agree that a court of competent jurisdiction will have jurisdiction to reform such provision to the extent necessary to cause it be to enforceable to the maximum extent permitted by law, and you agree to be bound by such reformation.
This agreement shall be governed by and construed in accordance with the laws of the State of Florida.
* * * *
Please indicate your understanding and agreement with the above by signing the attached copy of this agreement and returning it to the attention of James L. Posze, Jr.

RAYONIER INC.

By:
Title:	SVP, Human Resources

ACCEPTED AND AGREED:

NAME

Date: